EXHIBIT 4.4
THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, OR TRANSFERRED UNTIL: (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO; OR (ii) IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, REGISTRATION UNDER THE SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED OFFER, SALE OR TRANSFER.
IOMAI CORPORATION
Stock Purchase Warrant
     THIS WARRANT is issued in connection with the closing of the private placement of IOMAI CORPORATION, a Delaware corporation (the “Company”), of its Series C Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”) effective this 4th day of December, 2002, by the Company to FRIEDMAN BILLINGS RAMSEY & CO., INC. or any subsequent assignee or transferee (hereinafter referred to collectively as the “Holder” or “Holders”).
          1. Issuance of Warrant. The Company hereby grants to the Holder the right to purchase two hundred fifty thousand (250,000) shares of Series C Preferred Stock upon the surrender hereof, at the Exercise Price (as defined in Section 3 below). The shares of Series C Preferred Stock issuable upon exercise of this Warrant are hereinafter referred to as the “Warrant Shares.”
          2. Term. Subject to the terms and conditions set forth herein, this Warrant shall be immediately exercisable in whole or in part at any time and from time to time from the date hereof (the “Exercise Date”) until 5:00 p.m. eastern time on December 4, 2007 (the “Expiration Date”) and shall be void thereafter, provided that the provisions of Section 6 hereof shall survive in accordance with their terms.
          3. Price. The purchase price per share for which the Warrant Shares may be purchased pursuant to the terms of this Warrant shall be $.4421 per share (the “Exercise Price”) as adjusted from time to time pursuant to Section 8 hereof.
          4. Exercise.
               (a) At the sole discretion of the Holder, this Warrant may be exercised by the Holder hereof from the Exercise Date until the Expiration Date as to part or all of the Warrant Shares. The Holder may exercise the Warrant by surrender of this Warrant and the Notice of Exercise attached hereto as Exhibit A, duly completed and executed on behalf of the Holder, at the office of the Company, 20 Firstfield Road, Suite

250, Gaithersburg, MD 20878, or at such other address as the Company shall designate in a written notice to the Holder hereof, together with a certified check payable to the Company for the aggregate Exercise Price of the shares of Series C Preferred Stock so purchased.
               (b) In lieu of paying the exercise price pursuant to Section 4(a) above, the Holder may exercise the Warrant via cashless exercise by converting the Warrant, in whole or in part (the “Conversion Right”), into Warrant Shares. To exercise the Conversion Right, the Holder shall surrender to the Company this Warrant and the Notice of Exercise attached hereto, duly completed and executed by the Holder to evidence the exercise of the Conversion Right. Upon exercise of the Conversion Right, the Company shall deliver to the Holder a certificate(s) representing that number of Warrant Shares which is equal to the quotient obtained by dividing (x) the value of the portion of the Warrant being converted at the date the Conversion Right is exercised (determined by subtracting (A) the aggregate Exercise Price relating to the portion of the Warrant being converted calculated immediately prior to the exercise of the Conversion Right from (B) the aggregate fair market value of the portion of the Warrant being converted (determined on the basis of the fair market value per share of that number of Warrant Shares purchasable upon exercise of such portion of the Warrant immediately prior to the exercise of the Conversion Right)), by (y) the fair market value per share of one share of Series C Preferred Stock on the date of exercise of the Conversion Right. For purposes of this calculation, the fair market value per share of Series C Preferred Stock shall be: (i) if a public market for the Series C Preferred Stock exists at the time of such exercise, the average of (A) the closing bid and asked prices of the Series C Preferred Stock quoted in the Over-The-Counter Market Summary or (B) the last reported sale price of the Series C Preferred Stock or the closing price quoted on the Nasdaq National Market or on any exchange on which the Series C Preferred Stock is listed, whichever is applicable, as published in The Wall Street Journal for the five (5) trading days prior to the date of determination of fair market value; or (ii) if there is no public market for the Series C Preferred Stock, determined by the Company’s Board of Directors in good faith. Any references in this Warrant to the “exercise” of any Warrants, and the use of the term “exercise” herein, shall be deemed to include (without limitation) any exercise of the Conversion Right.
               (c) Upon exercise of this Warrant as aforesaid, the person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on the date of exercise. As promptly as practicable on or after such date, and in any event within ten (10) days thereafter, the Company shall execute and deliver to the Holder of this Warrant a certificate or certificates for the total number of whole Warrant Shares for which this Warrant is being exercised (net of any Warrant Shares applied upon exercise of the Conversion Right), in such names and denominations as are requested by such Holder. If this Warrant shall be exercised with respect to less than all of the Warrant Shares, the Company, at its expense, will issue to the Holder a new Warrant covering the number of Warrant shares with respect to which this Warrant shall not have been exercised, which new Warrant shall be identical to this Warrant except for the number of shares and date of issuance. If upon exercise of this Warrant, the Holder would be entitled to acquire a fractional share of the Series C Preferred Stock, such fractional share shall be disregarded, and the number of shares subject to this Warrant shall be rounded down to the next lower number of shares, and the Holder shall be entitled to receive from the Company a cash payment equal to the product of the per share Exercise Price multiplied by such fraction. The Company covenants and agrees that it will pay when due any and all state and federal issue taxes which may be payable in respect of the issuance of this Warrant or the issuance of any Warrant Shares upon exercise of this Warrant.
          5. Covenants and Conditions. The above provisions are subject to the following:
               (a) Neither this Warrant nor the Warrant Shares have been registered under the Securities Act or any state securities laws (“Blue Sky Laws”). This Warrant has been acquired for investment purposes and not with a view to distribution or resale and may not be pledged, hypothecated, sold, made subject to a security interest, or otherwise transferred without: (i) an effective registration statement for such Warrant under the Securities Act and such applicable Blue Sky Laws; or (ii) an opinion of counsel reasonably satisfactory to the Company that registration is not required under the Securities Act or under any applicable Blue Sky Laws. Transfer of the Warrant Shares issued upon the exercise of this Warrant shall be restricted in the same manner and to the same extent as the Warrant, and the certificates representing such Warrant Shares shall bear substantially the following legend:
THE SHARES OF SERIES C PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF l933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED UNTIL: (i) A REGISTRATION STATEMENT UNDER THE ACT OR SUCH APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO; OR (ii) IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, REGISTRATION UNDER THE ACT OR SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER.
                 The Holder and the Company agree to execute such other documents and instruments as counsel to the Company reasonably deems necessary to effect the compliance of the issuance of this Warrant and any shares of Series C Preferred Stock issued upon exercise hereof with applicable federal and state securities laws, including compliance with applicable exemptions from the registration requirements of such laws. The Holder shall, as a condition to the issuance of any Warrant Shares, become a party to that certain Stockholders’ Agreement dated as of December 4, 2002 among the Company and the signatories thereto, as the same may be amended from time to time.
               (b) The Company covenants and agrees that all Warrant Shares which may be issued upon exercise of this Warrant will, upon issuance and payment therefor, be legally and validly issued and outstanding, fully paid and nonassessable. The

Company shall at all times reserve and keep available for issuance upon the exercise of this Warrant such number of authorized but unissued shares of Series C Preferred Stock as will be sufficient to permit the exercise in full of this Warrant.
          6. Registration Rights. The shares of the Company’s common stock, par value $.01 per share issuable upon conversion of the Series C Preferred Stock issuable upon exercise of this Warrant are entitled to and subject to the conditions applicable to the registration rights as set forth in that certain Investor Rights Agreement dated as of November ___, 2002 among the Company and the signatories thereto, as the same may be amended from time to time.
          7. Transfer of Warrant. Subject to the provisions of Section 5, this Warrant may be transferred by presentation of the Warrant to the Company with written instructions for such transfer and by the execution by such transferee of an investment letter in a form reasonably satisfactory to the Company: (a) by operation of law or by reason of the reorganization of the Company; or (b) to affiliates and employees of Friedman Billings Ramsey & Co., Inc. who are subject to the same restrictions on transferability under this Section 7. Upon such presentation for transfer and receipt of such investment letter, the Company shall promptly execute and deliver a new Warrant or Warrants in the form hereof in the name of the assignee or assignees and in the denominations specified in such instructions. The Company shall pay all expenses in connection with the preparation, issuance and delivery of Warrants under this Section 7. Notwithstanding anything to the contrary herein, any transfer of any portion of this Warrant to a competitor of the Company shall require the prior written consent of the Company. For purposes of foregoing, a competitor of the Company means any person or entity that is engaged in the research, development, manufacturing, licensing, marketing or distribution of pharmaceuticals, drug delivery products or drug delivery technologies.
          8. Adjustment Upon Changes in the Company Series C Preferred Stock.
               (a) If all or any portion of this Warrant shall be exercised subsequent to any stock split, stock dividend, recapitalization, combination of shares of the Company, or other similar event, occurring after the date hereof, then the Holder exercising this Warrant shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares which such Holder would have received if this Warrant had been exercised immediately prior to the record date for such stock split, stock dividend, recapitalization, combination of shares, or other similar event. If any adjustment under this Section 8(a) would create a fractional share of Series C Preferred Stock or a right to acquire a fractional share of Series C Preferred Stock, such fractional share shall be disregarded and the number of shares subject to this Warrant shall be the next higher number of shares, rounding all fractions upward. Whenever there shall be an adjustment pursuant to this Section 8(a), the Company shall promptly notify the Holder or Holders of this Warrant of such adjustment, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment will be calculated.
               (b) If all or any portion of this Warrant shall be exercised subsequent to any merger, consolidation, exchange of shares, separation, reorganization or liquidation of the Company, or other similar event, occurring after the date hereof, as a result of which shares of Series C Preferred Stock shall be changed into the same or a different number of shares of the same or another class or classes of securities of the Company or another entity, or the holders of Series C Preferred Stock are entitled to receive cash or other property, then the Holder exercising this Warrant shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares, cash or other property which such Holder would have received if this Warrant had been exercised immediately prior to such merger, consolidation, exchange of shares, separation, reorganization or liquidation, or other similar event. If any adjustment under this Section 8(b) would create a fractional share of Series C Preferred Stock or a right to acquire a fractional share of Series C Preferred Stock, such fractional share shall be disregarded and the number of shares subject to this Warrant shall be the next higher number of shares, rounding all fractions upward. Whenever there shall be an adjustment pursuant to this Section 8(b), the Company shall promptly notify the Holder or Holders of this Warrant of such adjustment, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated.
          9. Notice of Certain Events. In case:
               (a) The Company shall take a record of the holders of its Series C Preferred Stock for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of capital stock of any class, or to receive any other rights; or
               (b) Of any capital reorganization, any reclassification of shares of capital stock of the Company (other than a subdivision or combination of outstanding shares of Series C Preferred Stock to which Section 8 applies), or any consolidation or merger of the Company or the sale or transfer of all or substantially all of the assets of the Company; or
               (c) Of any voluntary dissolution, liquidation, or winding up of the Company;
then the Company shall mail (at least twenty (20) days prior to the applicable date referred to in subclause (x) or in subclause (y) below, as the case may be), to the Holder at the address set forth in the Company’s stock records, a notice stating: (x) the date on which a record is to be taken for the purpose of such dividend, distribution, or rights, or, if a record is not to be taken, the date as of which the holders of Series C Preferred Stock of record to be entitled to such dividend, distribution, or rights are to be determined; or (y) the date on which such reclassification, capital reorganization, consolidation, merger, sale, transfer, dissolution, liquidation, or winding up is expected to become effective, and, if applicable, the date as of which it is expected that holders of Series C Preferred Stock of record shall be entitled to exchange their shares of Series C Preferred Stock for securities or other property deliverable upon such reclassification, capital reorganization, consolidation, merger, sale, transfer, dissolution, liquidation, or winding up.

               10. Miscellaneous. This Warrant shall be governed by the laws of the State of Delaware without giving effect to choice of law provisions that might require the application of any other law. The headings in this Warrant are for purposes of convenience and reference only, and shall not be deemed to constitute a part hereof. Neither this Warrant nor any term hereof may be changed or waived orally, but only by an instrument in writing signed by the Company and the Holder of this Warrant. This Warrant shall be binding upon and inure to the benefit of each of the Company and the Holder hereof and their respective heirs, successors and assigns, except that the Company shall not have the right to delegate its obligations hereunder or to assign its rights hereunder or any interest herein, except as otherwise provided herein.
[Signature Page Follows]

     IN WITNESS WHEREOF, Iomai Corporation has caused this Warrant to be executed by its duly authorized officer to be effective as of the date first written above.

IOMAI CORPORATION

By:	/s/ Stanley C. Erck

Name:	Stanley C. Erck

Title:	Chief Executive Officer and President

Accepted and Agreed to as of
the Date First Written Above:

FRIEDMAN BILLINGS RAMSEY & CO., INC.

By:

Name:

Title:

EXHIBIT A
NOTICE OF EXERCISE
TO: Iomai Corporation
     The undersigned, the Holder of the foregoing Warrant and pursuant to the terms hereof, hereby elects to exercise rights represented by said Warrant for, and to purchase thereunder, shares of the Company’s Series C Preferred Stock covered by said Warrant, and tenders herewith payment of the purchase price in full for such shares of $___, by:

(a)	cash, through the delivery of a certified or official bank check; or

(b)	exercising the Conversion Right provided under Section 4(b) of the Warrant by the surrender of said Warrant.
     The undersigned hereby requests that certificates for such shares (or any other securities or other property issuable upon such exercise) be issued in the name of and delivered to the undersigned at the address set forth below.

Name

Date:

Signature

Address: